Exhibit 10.2

July 25, 2016

Todd Young

436 Linden Street

Winnetka, IL 60093

Dear Todd:

I am delighted to offer to you the position of Executive Vice President & Chief Financial Officer with ACADIA Pharmaceuticals Inc. (the “Company”).  This position will be based in our San Diego office. Subject to Board approval and the completion of a background investigation, the terms of our offer are summarized below:

1.

Base Salary.  Your semi-monthly salary will be $16,875.00 ($405,000.00 annualized).  As an employee of ACADIA, you will be expected to abide by the Company’s rules and regulations and to devote all of your business time, skill, attention and best efforts to ACADIA business to fulfill the responsibilities assigned to you.  Your position is full time and is exempt under the FLSA provision for overtime.

2.

Performance Bonus.  You will be eligible to receive a discretionary annual performance bonus (“Annual Bonus”) currently targeted at 45% of your annual base salary but which will be granted in the sole discretion of the Board based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by the Board.  Your Annual Bonus for 2016, if any, will be pro-rated based on your time at the Company in 2016.  You must be an employee of the Company on the date upon which any annual bonus is paid to be eligible for such bonus.

3.	Stock Options.
(a)

Initial Grant.  In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option (the “Option”) to purchase 200,000 shares of the Company’s Common Stock (the “Shares”) at an exercise price equal to the fair market value of the common stock on the date of grant, as determined in accordance with the terms of the Company’s 2010 Equity Incentive Plan (the “Plan”).

(b)

Vesting.  The Option will vest over four (4) years, with twenty-five percent (25%) of the Shares vesting on the first anniversary of the date of grant and 1/48th of the Shares vesting monthly thereafter on the monthly anniversary of the date of grant provided that you remain employed by the Company through each vesting installment date.

(c)

Annual Grant.  Any future stock option grants are made at the sole discretion of the Board. You will be eligible to receive a discretionary annual option award which will be granted in the sole discretion of the Board based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by the Board.  Your annual option award for 2016, if any, will be pro-rated based on your time at the Company in 2016.

(d)	Other Terms. These Options will be subject to the terms of the Plan, a related stock option agreement, and a notice of stock grant to be executed by you and the Company.
4.

Severance Benefit.  You will be entitled to participate in our Management Severance Benefit Plan (“Severance Plan”).  In the event of a qualifying termination of employment and subject to the terms of the Severance Plan, you would be entitled to receive the benefits set forth in the Severance Plan, which include severance equal to twelve months of your base salary in effect as of the date of termination plus your target bonus amount and payment for group healthcare benefits you were receiving at the time of your termination (subject to the terms of the Company’s benefit plans) for the same twelve month period.

5.

Change in Control Severance Benefit.  You will be entitled to participate in our Change in Control Severance Benefit Plan (“CIC Severance Plan”).  In the event of a qualifying termination of employment, up to one month prior to or within 18 months following certain change in control events set forth in the CIC Severance Plan, you would be entitled to certain severance payments and benefits as outlined in the CIC Severance Plan.  The amount of payments and the type of benefits provided under the Severance Plan include cash severance payments based on base salary and bonus, accelerated vesting of equity awards, and payment for group healthcare benefits you were receiving at the time of your termination (subject to the terms of the Company’s benefit plans).  These benefits include a lump sum severance payment equal to 1.5 times the sum of your annual base salary and target bonus and would supersede the severance benefits described in paragraph 4, above.

6.

Relocation Expenses.  As you will establish residence near the Company’s San Diego office, we will provide you, through our 3rd party vendor, assistance with temporary housing, the movement of your household goods, and other relocation services, in accordance with IRS relocation allowance guidelines.  Your complete relocation assistance program is outlined in the Summary of Relocation Assistance (attached) and will be subject to applicable income tax withholdings.  This program will expire 1 year following your employment start date.  In addition, you agree to reimburse the Company the total relocation costs paid by the Company, on a prorated basis, if you voluntarily terminate your employment within 2 years of your employment start date.

7.

Benefits.  You will be eligible to participate in the Company’s standard benefit plans, which include medical, dental, vision, life, accidental death and dismemberment and short and long-term disability insurance coverage.  You will also be able to utilize a Flexible Spending Arrangement that allows employees the opportunity to pay for certain dependent care and health care related costs with pretax dollars.  Note that these plans for new employees are effective as of the first day of the calendar month following your employment start date and enrollment.  Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

8.	Vacation. You will receive 20 vacation days each year, accrued monthly.
9.

401K. You will have the opportunity to participate in the Company’s 401(k) plan.  Currently, the plan provides for the Company to match, on a dollar for dollar basis, the employee contributions to the plan up to 5% of the employee’s annual compensation, subject to limitations imposed by the Internal Revenue Service.  The plan is currently managed by Fidelity Investments and provides for enrollment on the first day of each fiscal quarter.

10.

Employee Stock Purchase Plan.  You will have the opportunity to enroll in the Company’s Employee Stock Purchase Plan (ESPP), which provides for the purchase of shares of ACADIA common stock through payroll deductions. The ESPP currently provides for twice-annual purchases at a discount of at least 15% to the market price, subject to certain limitations.

11.	Inventions and Non-Disclosure. You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.
12.

Authorization to Work.  Federal law requires that you provide the Company with the legally required proof of your identity and authorization to work in the United States.  We will furnish you with a list of acceptable documents.  This documentation must be provided within three (3) business days of the date your employment begins, or our employment relationship with you may be terminated.

13.

At-Will; Entire Agreement.  Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at anytime and for any reason.  This Agreement, including the enclosures, contains our complete, final, and exclusive agreement relating to the terms and conditions of your employment, and supersedes all prior or contemporaneous oral or written agreements, representations, or discussions.  This Agreement cannot be amended or modified except by a written instrument signed by you and the Chief Executive Officer of the Company.

The start date for your employment with the Company will be a date as mutually agreed upon between you and me.

Todd, I am very confident that your joining the ACADIA team will prove extremely beneficial to both you and the Company and its shareholders.  If you have any questions, please do not hesitate to call me.  This offer, if not accepted, will expire on August 1, 2016.

Please indicate your agreement with the above terms by signing below and returning to my attention.

Sincerely,

/s/ Steve Davis

Steve Davis

President & CEO

Accepted and agreed:

/s/ Todd Young7/26/2016

Todd YoungDate

Attachments:	Relocation Summary
Inventions and Non-Disclosure Agreement